Exhibit 99.1

GAP INC. HIRES EVA SAGE-GAVIN AS EXECUTIVE VICE PRESIDENT OF HUMAN RESOURCES

SAN FRANCISCO—February 27, 2003—Gap Inc. (NYSE: GPS) today announced that Eva Sage-Gavin is joining the company in the newly created role of Executive Vice President of Human Resources.

Ms. Sage-Gavin will oversee Gap Inc.’s human resources strategies worldwide, including staffing, organization development and training, compensation and benefits, employee relations and diversity. Ms. Sage-Gavin, 44, will report to Paul Pressler, Gap Inc. President and CEO, and will be a member of the company’s Executive Leadership Team.

“This new position underscores our ongoing commitment to developing talent throughout the company,” said Mr. Pressler. “Eva is a great addition to our team. She’s a proven leader with strong experience in driving human resources strategies across a diverse and global employee base.”

Ms. Sage-Gavin joins Gap Inc. from Sun Microsystems, where she was Senior Vice President of Human Resources. Prior to joining Sun, Ms. Sage-Gavin served as Senior Vice President, Human Resources, for Disney Consumer Products, a division of the Walt Disney Company. In addition, she served in various senior human resources leadership positions for The PepsiCo Corporation, including its Taco Bell division, and for Xerox Corporation. Ms. Sage-Gavin holds a bachelor’s degree in Industrial and Labor Relations from Cornell University.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2002 sales were $14.5 billion. As of February 1, 2003, Gap Inc. operated 4,252 store concepts (3,117 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

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